EXHIBIT 99.1

CONTACT: AMDL, Inc.
Mr. Gary L. Dreher
President & CEO
Telephone: (714) 505-4460
For Immediate Release

AMDL ANNOUNCES STATUS OF CAPITAL RAISING
ACTIVITIES AND AUSTRALIAN MARKETING
APPROVAL

     TUSTIN, CA., February 28, 2003 – AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that it has received a conditional letter of intent for an investment into the Company by a strategic investor that would provide additional working capital for its ongoing clinical trial and operating expenses.

     AMDL, Inc., headquartered in Tustin, California, is the inventor and developer of the DR-70® cancer test, a non-invasive blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers simultaneously 84 percent of the time overall. Clinical studies have been conducted in China, Canada, Taiwan and Turkey and are ongoing in Germany. AMDL has submitted a protocol to the U.S. Food and Drug Administration for conducting clinical studies of DR-70® in the United States as an aid in monitoring patients with colorectal cancer. AMDL is in the final stages of clearing the protocol submitted and has completed the required pre-clinical study.

     Since the fourth quarter of 2002, AMDL has been conducting a private placement offering to raise additional working capital. To date, AMDL has only raised gross proceeds of $140,000 from three investors. The Company currently has cash on hand of approximately $190,000. The Company has received a letter of intent from a strategic investor who has committed to invest up to $250,000, conditional upon the Company receiving an additional investment of at least $600,000. It is anticipated that the strategic investor would received exclusive marketing rights for the Company’s products in selected countries in the Middle East, and common stock and warrants as consideration for the cash investment. In the event that this capital is received, the Company will have sufficient funds on hand to complete the current clinical trial and FDA approval activities. In the event that this capital or alternative funds are not raised by mid-March, the Company would not have the financial resources to continue with the clinical trial and FDA approval process. Additionally, based upon current levels of operating expenses the Company would only have available cash to operate until March 31, 2003.

     Gary L. Dreher, President of AMDL stated, “in addition to the receipt of the letter of intent, we are doing everything we can to raise additional funds and to cut expenses. We are negotiating with interested parties, but cannot predict the exact outcome or timing of any future funding.” More information about AMDL and its additional products can be obtained at www.amdlcorporate.com.

     The Company also announced that the Australia’s Therapeutic Goods Administration (TGA) has granted approval to AMDL Australia Pty. Ltd. for the importation and sale of the DR-70® cancer detection test in Australia. Anna-Louise Brown, Director of AMDL Australia, said, “This approval is the first step in the introduction of DR-70® in Australia. AMDL Australia will begin marketing the test in earnest now that TGA approval has been granted.” AMDL Australia Pty. Ltd., is the exclusive distributor of the DR-70® blood test in Australia and New Zealand, which have a combined population of more than 20 million.

“Australia is a very sophisticated country with a superior health care system. We believe it is an excellent marketplace for DR-70®,” said Gary L. Dreher, AMDL President and CEO.

Forward-Looking Statements

     Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company’s future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company’s partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.